Investor Contacts:	Media Contact:
Antonella Franzen	Stephen Wasdick
+1-609-720-4665	+1-609-806-2262
afranzen@tyco.com	swasdick@tyco.com

Ryan Edelman
+1-609-720-4545
redelman@tyco.com

FOR IMMEDIATE RELEASE

TYCO TO ACQUIRE SHOPPERTRAK, A LEADING GLOBAL PROVIDER OF
RETAIL ANALYTICS AND INTELLIGENCE

•	Retail industry’s most comprehensive and integrated solution set in a high-growth addressable market; high single-digit organic revenue growth over the last three years

•	Best-in-class data accuracy and consistency; attractive customer return on investment with a retention rate of approximately 95% on subscription services

•
Delivers perimeter traffic analytics - a key to unlocking consumer-level behavior insights - building upon Tyco’s existing retail platform of inventory visibility and loss prevention products and services

•	Data analytics and software enhance Tyco’s global growth strategy to solve broader customer problems

•	No impact to fiscal 2016 earnings guidance; expected to be $0.02 accretive in first 12 months, excluding impact of purchase price accounting

CORK, Ireland, Dec. 22, 2015 /PR Newswire/ -- Tyco International plc (NYSE: TYC) announced today that it has reached a definitive agreement to acquire ShopperTrak, a leading global provider of retail consumer behavior insights and location-based analytics, for approximately $175 million in cash.

Based in Chicago, ShopperTrak provides customer traffic and related intelligence to more than 1,200 retailers in 97 countries. The company’s solutions, such as perimeter traffic counting, in-store consumer behavior analytics and industry benchmarking, enable retailers to improve sales and operational effectiveness.
The addition of ShopperTrak to Tyco’s recent acquisition of FootFall, a global provider of retail traffic analytics based in the U.K., will capture data from 35 billion shopper visits annually, providing the retail industry with unprecedented global store traffic insights.

“Tyco is working with the world’s leading retailers to meet their omni-channel needs and respond to changing consumer behavior. The ShopperTrak acquisition will enable us to help retailers effectively improve the shopper’s experience, thus enhancing their revenues and profitability,” said Girish Rishi, Tyco’s Executive Vice President, North America Integrated Solutions & Services and Global Retail Solutions. “The ShopperTrak and Footfall acquisitions will build on our well established inventory visibility and loss prevention solutions for retailers. This is core to Tyco’s strategy to leverage our Internet of Things capabilities, capturing and analyzing data to provide actionable insights to help solve customer problems and support them in achieving their broader mission.”

ShopperTrak currently generates approximately $75 million of annual revenue. The financial results of this business will be reported within both the North America and Rest of World Integrated Solutions and Services segments. The acquisition is expected to be neutral to earnings in the first 12 months following the completion of the transaction. Excluding purchase accounting from amortization, Tyco expects the transaction to be $0.02 accretive to earnings per share before special items (EPS) over the same period. Tyco’s fiscal 2016 EPS guidance for the first quarter and full year remain unchanged.

This transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in Tyco’s fiscal second quarter.

ABOUT TYCO
Tyco (NYSE: TYC) is the world's largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. Tyco has over 57,000 employees in more than 900 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

FORWARD-LOOKING STATEMENTS
This press release contains a number of forward-looking statements. In many cases forward-looking statements are identified by words, and variations of words, such as "anticipate", "estimate", "believe", “commit”, "confident", "continue", "could", "intend", "may", "plan", "potential", "predict", "positioned", "should", "will", "expect", "objective", "projection", "forecast", "goal", "guidance", "outlook", "effort", "target", and other similar words. However, the absence of these words does not mean the statements are not forward-looking. Examples of forward-looking statements include, but are not limited to, revenue, operating income, earnings per share and other financial projections, statements regarding the health and growth prospects of the industries and end markets in which Tyco operates, the leadership, resources, potential, priorities, and opportunities for Tyco in the future, Tyco’s credit profile, capital allocation priorities and other capital market related activities, and statements regarding Tyco's acquisition, divestiture, restructuring and other productivity initiatives. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; unanticipated expenses such as litigation or legal settlement expenses; tax law changes; and industry specific events or conditions that may adversely impact revenue or other financial projections. Actual results could differ materially from anticipated results. Tyco is under no obligation (and expressly disclaims any obligation) to update its forward-looking statements. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 25, 2015, filed with the SEC.

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